EXHIBIT 99.1

American River Bankshares Announces the Results of their 2009 Annual Meeting

Sacramento, CA, May 27, 2009 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB), announced the re-election of seven Directors at their Annual Meeting held Thursday, May 21st in Rancho Cordova, California.

Shareholders re-elected Dorene C. Dominguez, Charles D. Fite, Robert J. Fox, Dr. Roger J. Taylor, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Director, each of whose current term expired at the 2009 Annual Meeting and their new term will expire in 2010. Directors continuing in office through 2010 are Amador S. Bustos, William A. Robotham and David T. Taber.

The amendment of the Company’s Articles of Incorporation to authorize the issuance of preferred stock was approved by a majority of the shareholders and additionally, the selection of Perry-Smith LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast. Perry-Smith LLP has served the Company since 1990.

In his address to shareholders, David Taber, President and CEO of American River Bankshares, discussed the Company’s performance and current economic conditions.

“The key to American River Bankshares continued success is our ability to deal with challenges from a position of strength,” said David Taber. “That strength comes from our capital, our client base and our team, all of which are second to none.”

To listen to or download Mr. Taber’s complete comments, please visit http://amrb.podbean.com.

About American River Bankshares
American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the of Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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